As filed with the Securities and Exchange Commission on February 17, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COUSINS PROPERTIES INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

GEORGIA	58-0869052
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
3344 Peachtree Road NE, Suite 1800,
Atlanta, Georgia 30326
(Address of Principal Executive Offices) (Zip Code)

Cousins Properties Incorporated 2021 Employee Stock Purchase Plan
(Full Title of the Plan)

Pamela F. Roper
Executive Vice President, General Counsel and Corporate Secretary
Cousins Properties Incorporated
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802
(404) 407-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Keith M. Townsend
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Cousins Properties Incorporated 2021 Employee Stock Purchase Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents that Cousins Properties Incorporated (the “Registrant”) has previously filed with the Commission are incorporated herein by reference:
•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), which contains the Registrant’s audited financial statements for the Registrant’s last completed fiscal year and which was filed with the Commission on February 9, 2023; and
•the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2019, and as subsequently amended and updated from time to time.
All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Statutory Authority
Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code (the “GBCC”) allows a corporation, pursuant to the corporation’s articles of incorporation, bylaws, contract or resolution approved or ratified by the corporation’s shareholders, to indemnify or obligate itself to indemnify a director or officer made party to a proceeding, including a proceeding brought by or in the right of the corporation. In addition, the GBCC permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision, which has been adopted by the Registrant, pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws).
Restated and Amended Articles of Incorporation and Bylaws
As permitted by the GBCC, the Registrant’s Restated and Amended Articles of Incorporation, as amended, provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions under Section 14-2-832 of the GBCC or (d) for any transaction from which the director derived an improper personal benefit.
Under Article VI of the Registrant’s Bylaws, as amended and restated (the “Bylaws”), the Registrant is required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of the Registrant), by reason of the fact that he is or was a director, officer, agent or employee of the Registrant against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to the Registrant for (i) any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which such person received improper personal benefit. Expenses incurred by any person according to the foregoing provisions shall be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person’s good faith belief that he has met the standards of conduct required under the Bylaws.
Indemnification Agreements between Registrant and Directors and Certain Officers
The Registrant has entered into indemnification agreements with its directors and certain officers providing contractual indemnification by the Registrant to the maximum extent authorized by law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2)That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
Restated and Amended Articles of Incorporation of the Registrant, as amended August 9, 1999, filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference.

4.1.1
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended July 22, 2003, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 23, 2003, and incorporated herein by reference.

4.1.2
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended December 15, 2004, filed as Exhibit 3(a)(i) to the Registrant’s Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

4.1.3
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended May 4, 2010, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 10, 2010, and incorporated herein by reference.

4.1.4
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended May 9, 2014, filed as Exhibit 3.1.4 to the Registrant’s Form 10-Q for the quarter ended June 30, 2014, and incorporated herein by reference.

4.1.5
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended October 6, 2016, filed as and incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 7, 2016, and incorporated herein by reference.

4.1.6
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended October 6, 2016, filed as and incorporated by reference from Exhibit 3.1.1 to the Registrant’s Current Report on Form 8-K filed on October 7, 2016, and incorporated herein by reference.

4.1.7
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on June 14, 2019, and incorporated herein by reference.

4.1.8
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on June 14, 2019, and incorporated herein by reference.

4.2	Bylaws of the Registrant, as amended and restated July 26, 2022, filed as Exhibit 3.2.1 to the Registrant's Quarterly Report on Form 10-Q filed on July 28, 2022, and incorporated herein by reference.

10.1
Cousins Properties Incorporated 2021 Employee Stock Purchase Plan, filed as Appendix A to the Registrant's Proxy Statement on Schedule 14A filed on March 16, 2022, and incorporated herein by reference.

+5.1	Opinion of King & Spalding LLP

+23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

+23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page)

+107	Calculation of Filing Fee Tables
__________________
+    Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on February 17, 2023.

Cousins Properties Incorporated
By:	/s/ Gregg D. Adzema
	Name:	Gregg D. Adzema
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer)

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregg D. Adzema and Pamela F. Roper, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution for him or her in any and all capacities, to do any and all things and to sign any and all documents, including pre- and post-effective amendments, in connection with this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of such attorneys-in-fact or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 17, 2023, by the following persons in the capacities set forth opposite their names.

Signature	Title

/s/ M. Colin Connolly	Chief Executive Officer, President, and Director (Principal Executive Officer)
M. Colin Connolly

/s/ Gregg D. Adzema	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Gregg D. Adzema

/s/ Jeffrey D. Symes	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Jeffrey D. Symes

/s/ Robert M. Chapman	Chairman of the Board and Director
Robert M. Chapman

/s/ Charles T. Cannada	Director
Charles T. Cannada

/s/ Scott W. Fordham	Director
Scott W. Fordham

/s/ Lillian C. Giornelli	Director
Lillian C. Giornelli

/s/ R. Kent Griffin Jr.	Director
R. Kent Griffin Jr.

/s/ Donna W. Hyland	Director
Donna W. Hyland

/s/ Dionne Nelson	Director
Dionne Nelson

/s/ R. Dary Stone	Director
R. Dary Stone